UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018

RETROPHIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3721 Valley Centre Drive Suite 200, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 260-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On December 16, 2017, Retrophin, Inc. (the “Company”) entered into a Future Acquisition Right and Joint Development Agreement (the “Option Agreement”) with Censa Pharmaceuticals Inc. (“Censa”), which by its terms became effective on January 4, 2018 upon the satisfaction of certain conditions set forth therein. Pursuant to the Option Agreement, the Company has agreed to fund certain development activities of Censa’s CNSA-001 program, in an aggregate amount expected to be approximately $16 million through proof of concept, and has the right, but not the obligation, to acquire Censa (the “Option”) on the terms and subject to the conditions set forth in a separate Agreement and Plan of Merger (the “Merger Agreement”). In exchange for the Option, on January 8, 2018, the Company will pay Censa $10 million, $9 million of which will be distributed to Censa’s equityholders (the “Initial Option Fee”), and is required to pay Censa an additional $5 million upon Censa’s completion of a specified development milestone set forth in the Option Agreement (the “Second Option Fee”), all of which will be distributed to Censa’s equityholders.

If the Company exercises the Option, pursuant to the terms of the Merger Agreement the Company will acquire Censa for $65 million in upfront consideration, subject to certain adjustments, paid as a combination of 20% in cash and 80% in shares of the Company’s common stock, valued at a fixed price of $21.40 per share; provided, however, that Censa may elect on behalf of its equityholders to receive the upfront consideration in 100% cash if the average price per share of the Company’s common stock for the ten trading days ending on the date the Company provides a notice of interest to exercise the Option is less than $19.26. In addition to the upfront consideration, if the Company exercises the Option and acquires Censa, the Company would be required to make further cash payments to Censa’s equityholders of up to an aggregate of $25 million if the CNSA-001 program achieves specified development and commercial milestones.

Stephen Aselage, the Company’s Chief Executive Officer, is the owner of 16,666 shares of Censa’s preferred stock, representing approximately 0.48% of the outstanding common and preferred stock of Censa together on an as-converted basis, and is entitled to receive approximately $103,000 of the Initial Option Fee and, if applicable, is entitled to receive approximately $57,000 of the Second Option Fee. In addition, as an equityholder of Censa, if the Company exercises the Option Mr. Aselage will be entitled to receive consideration pursuant to the Merger Agreement.

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For example, the Company faces risk that the development program for CNSA-001 will not be successful or may cost more than expected to reach proof of concept; risk that the pre-negotiated financial terms of the Merger Agreement may not prove to be economically viable for the Company to exercise the Option; and risk that the Company will elect not to exercise the Option to acquire Censa and therefore will not gain ownership rights to CNSA-001. More generally, the Company faces risk associated with enrollment of clinical trials for rare diseases and risk that ongoing or planned clinical trials may not succeed or may be delayed for safety, regulatory or other reasons. In addition, the Company faces risk that it will be unable to raise additional funding that may be required to complete development of any or all of its product candidates; risk relating to dependence on contractors for clinical drug supply and commercial manufacturing; uncertainties relating to patent protection and exclusivity periods and intellectual property rights of third parties; and risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products and/or CNSA-001. Additional risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Dated: January 5, 2018	By:	/s/ Laura Clague
	Name:	Laura Clague
	Title:	Chief Financial Officer